Exhibit 10.69

                 RELEASE AND TERMINATION OF SECURITY INTEREST

            THIS RELEASE AND TERMINATION OF SECURITY INTEREST is executed and delivered as of the 14th day of December, 2000 by Edwin Jacobson, not individually but in his capacity as Collateral Agent for the benefit of the holders (collectively, the "Secured Party") of certain 13% Subordinated Promissory Notes (the "Notes") issued by Heartland Technology, Inc., a Delaware corporation (the "Debtor").

                                 INTRODUCTION

      A. The Debtor, pursuant to the terms of a certain Security Agreement, dated as of December 23, 1999 (the "Security Agreement"), granted to the Secured Party a security interest (the "Security Interest") in and to the collateral described therein (the "Collateral").

      B. Pursuant to the terms of the Security Agreement, the Debtor, the Collateral Agent, and Heartland Partners, L.P. (the
            "Partnership") entered into and are parties to a certain Control Agreement, dated as of December 23, 1999 (the "Control Agreement").

      C. The Collateral secures the obligations of the Debtor under the Notes.

      D. The Notes and the Security Agreement each provide, among other things, that the Security Interest in and to the Collateral shall be released and terminated upon the full execution of a loan agreement between the Debtor and the Partnership for the borrowing by the Debtor of up to $4 million and upon the disbursement of $2 million in loan proceeds to the Company.

      E. Pursuant to, and as evidenced by, a certain Line of Credit Promissory Note, dated December 14, 2000, issued by the Debtor to the Partnership, the Debtor obtained a loan from the Partnership of up to $4 million and received proceeds therefrom in excess of $2 million.

            NOW, THEREFORE, in accordance with the provisions of the Notes and Section 10 of the Security Agreement, the Secured Party hereby RELEASES AND TERMINATES the Security Interest in and to the Collateral. In accordance with the provisions of Section 10 of the Control Agreement, the Secured Party hereby TERMINATES the Control Agreement.

            The Secured Party hereby agrees to take such further action and execute such further and additional documents, including without limitation, Uniform Commercial Code termination statements, as may be requested from time to time by the Debtor to further evidence the release and termination of the Security Interest in and to the Collateral.



            IN WITNESS OF THE FOREGOING, the undersigned has executed and delivered this Release and termination of Security Interest as of the date first written above.

                                                   s/ Edwin Jacobson
                                          Edwin Jacobson,
                                          Collateral Agent




Document Number : 583236